Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 6 to the Registration Statement (Form S-11 No. 333-161449) and related Prospectus of KBS Legacy Partners Apartment REIT, Inc. for the registration of 280,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 12, 2012 with respect to the consolidated financial statements and financial statement schedule of KBS Legacy Partners Apartment REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission, (ii) our report dated April 12, 2012 with respect to the statement of revenues over certain operating expenses of Poplar Creek for the year ended December 31, 2011, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission; and (iii) our report dated December 22, 2010 with respect to the statement of revenues over certain operating expenses of Legacy at Valley Ranch for the year ended December 31, 2009, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

April 12, 2012